Exhibit 107
Calculation of Filing Fee Tables
Form S-8
(Form Type)
PARK HOTELS & RESORTS INC.
(Exact Name of Registrant as Specified in its Charter)
Table 1. Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.01 per share	Other	875,000	$9.64(2)	$8,435,000	0.00015310	$1,291.40

Total Offering Amounts					$8,435,000		$1,291.40

Total Fee Offsets							—

Net Fee Due							$1,291.40

(1)
The Park Hotels & Resorts Inc. 2017 Stock Plan for Non-Employee Directors (as amended and restated as of April 25, 2025) (the “Plan”) authorizes the issuance of up to 1,825,000 shares of Common Stock, par value $0.01 per share (“Common Stock”) (including the 875,000 shares of Common Stock registered hereby). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also registers any additional securities to be offered or issued in connection with stock splits, stock dividends, recapitalizations, or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The offering price per share and aggregate offering price are based upon the average of the high and low prices per share of common stock of the Registrant as reported on the New York Stock Exchange on April 21, 2025, which was $9.64 per share.